Exhibit 99.1

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899
INTEVAC NAMES THOMAS ROHRS TO ITS BOARD OF DIRECTORS
Santa Clara, Calif. — October 7, 2010—Intevac, Inc. (Nasdaq: IVAC) has increased the size of its Board of Directors from seven to eight directors and elected Thomas Rohrs to its Board of Directors, effective immediately.
Mr. Rohrs is currently the Chief Executive Officer of Skyline Solar and has held executive positions at leading Silicon Valley technology companies. Prior to Skyline Solar, Mr. Rohrs was the Chief Executive Officer of Electroglas from 2006 through 2009, Senior Vice President of Global Operations for Applied Materials from 1997 through 2002 and Vice President of Worldwide Operations for Silicon Graphics from 1992 through 1997. Mr. Rohrs currently serves on the Board of Directors of Advanced Energy and Magma Design Automation. He received a Masters in Business Administration from Harvard and a B.S. in Mechanical Engineering from the University of Norte Dame.
Norman Pond, Intevac’s Chairman, commented, “We are most pleased that Tom has joined our Board of Directors. Tom’s broad range of experience having served as a CEO, board member and advisor of technology companies in our business areas will bring new insight and ideas to Intevac.”
About Intevac
Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.
Equipment Business: We are a leader in the design, development and marketing of high-productivity lean manufacturing systems and have been producing Lean Thinking platforms since 1994. We are the leading supplier of magnetic media processing systems to the hard drive industry and offer high-productivity technology solutions to the photovoltaic and semiconductor industries.
Intevac Photonics: We are a leader in the development and manufacture of leading edge, high-sensitivity imaging products and vision systems, as well as table-top and handheld Raman instruments. Markets addressed include military, industrial, medical and scientific.
For more information call 408-986-9888, or visit the company’s website at www.intevac.com.